UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                        Under the Securities Act of 1934
                                (Amendment No. 3)

                          Korea Equity Fund, Inc. (KEF)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    50063B104
                                 (CUSIP Number)

                                David Nierenberg

                               The D3 Family Funds

                               19605 NE 8th Street

                                 Camas, WA 98607

                                  360-604-8600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 8, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: |_|

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    252,030 common shares (2.99%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           252,030
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     628,300 Shares (7.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    95,700 common shares (1.14%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           95,700
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     628,300 shares (7.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    22,750 common shares (0.27%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           22,750
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     628,300 shares (7.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    210,520 common shares (2.5%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           210,520
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     628,300 shares (7.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    47,300 common shares (0.56%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           47,300
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     628,300 shares (7.5%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation (the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Family Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Family Fund owns and has sole voting power over 252,030 KEF shares.

      (c) Date                Shares Bought           Price
          ----                -------------           -----
          6/27/2005           10,000                  7.02
          6/30/2005           21,300                  7.10
          7/01/2005           1,000                   6.95
          7/05/2005           1,900                   6.90
          7/06/2005           200                     6.95

          Date                Shares Sold             Price
          ----                -----------             -----
          7/07/2005           58,870                  6.91

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.


     June 10, 2005                         /s/ DAVID NIERENBERG
     -------------                         -------------------------------------
                                           President
                                           Nierenberg Investment Management
                                           Company, Inc., the General Partner of
                                           The D3 Family Fund, L.P

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation (the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Family Retirement Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Family Retirement Fund, L.P. owns and has sole voting power over 95,700 KEF shares.

      (c) Date                Shares Bought           Price
          ----                -------------           -----
          6/30/2005           3,000                   7.10

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 10, 2005                         /s/ DAVID NIERENBERG
-------------                         ------------------------------------------
Date                                  David Nierenberg
                                      President
                                      Nierenberg Investment Management Company,
                                      Inc., the General Partner of the D3 Family
                                      Retirement Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation )the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Children's Fund, L.P. owns and has sole voting power over 22,750 KEF shares.

      (c) Date                Shares Bought           Price
          ----                -------------           -----
          6/30/2005           3,100                   7.10

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 10, 2005                     /s/ DAVID NIERENBERG
-------------                     ----------------------------------------------
Date                              David Nierenberg
                                  President
                                  Nierenberg Investment Management Company,
                                  Inc., the General Partner of the D3 Children's
                                  Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation )the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Offshore Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Offshore Fund, L.P. owns and has sole voting power over 210,520 KEF shares.

      (c)   Date                Shares Bought           Price
            ----                -------------           -----
            5/13/2005           5,000                   6.52
            5/16/2005           3,700                   6.54
            5/17/2005           4,000                   6.51
            5/18/2005           500                     6.54
            5/23/2005           1,000                   6.66
            5/24/2005           6,000                   6.63
            5/26/2005           6,000                   6.63
            6/07/2005           1,100                   6.82
            6/08/2005           5,000                   6.79
            6/09/2005           1,700                   6.81
            6/14/2005           5,900                   7.02
            6/15/2005           3,000                   7.07
            6/16/2005           700                     7.07
            6/22/2005           700                     7.07
            6/23/2005           8,600                   6.99
            6/24/2005           5,000                   6.99
            6/27/2005           2,500                   7.03
            6/29/2005           20,000                  7.10
            6/30/2005           12,000                  7.10
            7/07/2005           58,870                  6.91

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 10, 2005                       /s/ DAVID NIERENBERG
-------------                       --------------------------------------------
Date                                David Nierenberg
                                    President
                                    Nierenberg Investment Management Company,
                                    Inc., the General Partner of the D3 Offshore
                                    Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation )the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Family Bulldog Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Family Bulldog Fund, L.P. owns and has sole voting power over 47,300 KEF shares.

      (c) Date                  Shares Bought           Price
          ----                  -------------           -----
          6/23/2005             2,000                   7.00
          6/29/2005             5,000                   7.10
          6/30/2005             3,600                   7.10

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 10, 2005                         /s/ DAVID NIERENBERG
-------------                         ------------------------------------------
Date                                  David Nierenberg
                                      President
                                      Nierenberg Investment Management Company,
                                      Inc., the General Partner of the D3 Family
                                      Bulldog Fund, L.P.